Aames 2001-4
Mortgage Pass-Through Certificates
Series 2001-4
Delinquency Report for June 25, 2002 Distribution
Delinquency Report - Report

		CURRENT	1 PAYMENT	2 PAYMTS	3+ PAYMTS	TOTAL
DELINQUENT	Balance		4,585,890.21	455,262.22	138,364.60	5,179,517.03
	% Balance		2.07%	0.21%	0.06%	2.34%
	# Loans		52	7	4	63
	% # Loans		2.15%	0.29%	0.17%	2.60%
FORECLOSURE	Balance	295,323.77	128,492.73	963,763.78	1,897,368.50	3,284,948.78
	% Balance	0.13%	0.06%	0.44%	0.86%	1.48%
	# Loans	1	1	13	25	40
	% # Loans	0.04%	0.04%	0.54%	1.03%	1.65%
BANKRUPTCY	Balance	860,503.00	-	-	-	860,503.00
	% Balance	0.39%	0.00%	0.00%	0.00%	0.39%
	# Loans	7	-	-	-	7
	% # Loans	0.29%	0.00%	0.00%	0.00%	0.29%
REO	Balance	-	-	-	-	-
	% Balance	0.00%	0.00%	0.00%	0.00%	0.00%
	# Loans	-	-	-	-	-
	% # Loans	0.00%	0.00%	0.00%	0.00%	0.00%

TOTAL	Balance	1,155,826.77	4,714,382.94	1,419,026.00	2,035,733.10	9,324,968.81
	% Balance	0.52%	2.13%	0.64%	0.92%	4.21%
	# Loans	8	53	20	29	110
	% # Loans	0.33%	2.19%	0.83%	1.20%	4.54%
Note: Current = 0-30days, 1 Payment =31-60days, 2 Payments = 61-90days, 3+ Payments = 91+

1 or 2 Payments Delinquent	3 or More Payments Delinquent

Total Foreclosure	Total Bankruptcy and REO

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